EXHIBIT  4.17

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Dear [*],

On behalf of Lucid, Inc. (“Lucid” or the “Company”), and with reference to our Letter Agreement dated January 7, 2011 (the “Letter Agreement”), thank you for agreeing to exchange a portion of your outstanding notes for an equivalent amount of the Company’s securities issued in connection with an offering described in its Confidential Private Placement Memorandum (the “Memorandum”), dated July 28, 2010, as amended (the “Bridge Securities”).

As described in the Memorandum, each investor is required to execute and deliver a Note and Warrant Purchase Agreement in order to subscribe for the Bridge Securities.  We have enclosed a copy of the form of Note and Warrant Purchase Agreement as Enclosure 1 to this letter (the “Purchase Agreement”).  Please review the Purchase Agreement carefully, and don’t hesitate to let me know if you have any questions.

We have also enclosed, as Enclosures 2 and 3, respectively, the Note and Warrant which have been issued in your name pursuant to the Letter Agreement.  Although these securities are now in your physical possession, the Company’s release of same is expressly contingent on your agreement with the following statements:

1.     You hereby ratify and affirm the Letter Agreement; however, to the extent that the terms and conditions of the Letter Agreement differ from the Purchase Agreement, the terms of the Purchase Agreement shall control.

2.     You acknowledge the delivery and receipt of the enclosed Note and Warrant in full satisfaction of $[*] in outstanding principal balance of the notes described in the Letter Agreement (the “Discharged Debt”), which Discharged Debt is hereby satisfied and discharged in full.

3.     You agree to be bound by the terms and conditions of the Purchase Agreement and, in particular, you agree that, as of the date hereof, any and all representations, warranties, and covenants in such agreement are true, complete and accurate as they pertain to you as an investor in the offering.

Your countersignature below will serve as your agreement with statements 1, 2, and 3 above.

Best regards,

Jay M. Eastman, CEO

The undersigned hereby acknowledges and agrees with statements 1, 2 and 3 above, as of this      day of                               , 2011.

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